UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Advanced BioEnergy, LLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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8000 Norman Center Drive, Suite 610,
Bloomington, MN 55437
Notice of Regular Meeting of Members
to be held on March 18, 2011
To our members:
          The regular meeting of members of Advanced BioEnergy, LLC will be held at 8000 Norman Center Drive, Bloomington, MN 55437 on March 18, 2011, commencing at 9:00 a.m., central time (with registration beginning at 8:00 a.m. central time), for the following purposes:
1.	To elect three directors to serve three-year terms;

2.	To ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2011;

3.	To cast a non-binding advisory vote on executive compensation;

4.	To cast a non-binding advisory vote regarding the frequency of non-binding advisory votes on executive compensation; and

5.	To transact other business that may properly be brought before the meeting.
          January 28, 2011 is the record date for the meeting and only members of record at the close of business on that date are entitled to receive notice of and vote at the meeting.
          For your convenience, we are also offering a webcast of the meeting. If you choose to view the webcast, go to www.advancedbioenergy.com shortly before the meeting and follow the instructions provided. Please note that you will not be able to vote your units via the webcast.
          Your proxy is important to ensure a quorum at the meeting. Even if you own only a few membership units, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. Voting by proxy will not affect your right to subsequently change your vote or to attend the regular meeting.

By Order of the Board of Directors,
/s/ John E. Lovegrove
John E. Lovegrove
Chairman of the Board

Bloomington, Minnesota
January 28, 2011

VOTING INSTRUCTIONS
     The enclosed proxy is solicited by the board of directors of Advanced BioEnergy, LLC (“us” or the “Company”) for use at the 2011 regular meeting of members to be held on March 18, 2011 and at any adjournment thereof. The regular meeting will be held at 8000 Norman Center Drive, Bloomington, MN 55437. Registration for the meeting will begin at 8:00 a.m. central time. The meeting will commence at 9:00 a.m. central time. This solicitation is being made by mail, however, we may also use our officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about February 1, 2011. To vote:
BY MAIL
•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.
BY FACSIMILE
•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Fax the proxy card to us at (763) 226-2725 by 3:00 p.m. central time on March 17, 2011.
IN PERSON
     You may vote in person at the meeting by attending the meeting and voting by ballot. Even if you plan to attend the meeting in person, we encourage you to vote by returning the enclosed proxy card by mail or by facsimile so we can ensure your vote is counted in the event you are not able to attend the meeting due to unforeseen circumstances.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

ADVANCED BIOENERGY, LLC
8000 Norman Center Drive, Suite 610,
Bloomington, MN 55437
PROXY STATEMENT FOR
2011 REGULAR MEETING OF MEMBERS
ABOUT THE REGULAR MEETING
     The enclosed proxy is being solicited by our board of directors for use in connection with our regular meeting of members to be held on March 18, 2011 at 9:00 a.m., central time, at our offices at 8000 Norman Center Drive, Bloomington, MN, 55437, and at any adjournments thereof. The mailing of this proxy statement and our form of proxy to members will commence on or about February 1, 2011.
     The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your membership units. Instead, you may follow the instructions below to vote your membership units through the enclosed proxy card. Your proxy is important to ensure a quorum at the meeting.
What is the purpose of the regular meeting?
     At the regular meeting, we will ask our members to vote on four matters:
•	To elect three directors to serve three-year terms;

•	To ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2011;

•	To cast a non-binding advisory vote on executive compensation;

•	To cast a non-binding advisory vote regarding the frequency of non-binding advisory votes on executive compensation;
as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our members.
Who is entitled to attend the meeting?
     Only members as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please RSVP your attendance with the card enclosed.
     Please also note that if you hold your membership units in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your ownership as of the record date.
Who is entitled to vote at the meeting?
     Only members of record at the close of business on the record date for the meeting, January 28, 2011, will be entitled to vote at the meeting or adjournments thereof.
How many votes do I have?
     On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned, according to our membership records, by the member as of the close of business on the record date.

How many membership units are outstanding?
     At the close of business on the record date, there were 24,714,180 outstanding membership units. Therefore, there are a total of 24,714,180 possible votes that may be submitted on any matter.
What constitutes a quorum?
     Pursuant to Section 6.9 of our Fourth Amended and Restated Operating Agreement dated May 11, 2010 (the “Operating Agreement), the presence (in person, by proxy or mail ballot) of members holding at least 50% of the issued and outstanding membership units is required to constitute a quorum. On the record date we had 24,714,180 issued and outstanding membership units, each of which is entitled to vote at the meeting. Accordingly, the presence of holders of at least 12,357,090 membership units at the meeting will constitute a quorum. If you submit a proxy or appear at the meeting, then your membership units will be considered part of the quorum.
     If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of membership units considered to be present at the meeting for purposes of determining whether there is a quorum.
How do I vote?
     Membership units can be voted only if the holder of record is present at the meeting either in person or by proxy. You will not be able to vote your units if you view the webcast. You may vote using any of the following methods:
     Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the meeting. The membership units represented by each properly executed proxy card will be voted at the meeting in accordance with the member’s directions. We urge you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or by fax to us at (763) 226-2725. In order for your vote to count, we must receive it by 3:00 p.m., central time, on March 17, 2011. If membership units are owned jointly by more than one person, both persons must sign the proxy card in order for the units to be voted.
     In person. You may vote in person at the meeting by attending the meeting and voting by ballot. Even if you plan to attend the meeting in person, we encourage you to vote by returning the enclosed proxy card so we can ensure your vote is counted in the event you are not able to attend the meeting due to unforeseen circumstances.
     If you hold your membership units in “street name,” you need to obtain a proxy form from the institution that holds your membership units. Members who hold membership units through a broker or agent should follow the voting instructions received from that broker or agent.
What can I do if I change my mind after I vote my units?
     You may revoke your proxy by:
•	voting in person at the meeting; or

•	giving personal or written notice of the revocation, which is received by Richard R. Peterson, our Chief Executive Officer, President and Chief Financial Officer, at our offices at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 on or before 3:00 p.m. central time on March 17, 2011.
What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?
     A membership unit voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Because the proposals require not less than the affirmative vote of the holders of a majority of the membership interests present and entitled to vote on any proposal in order to pass an abstention will have the effect of a vote against the proposals. A “withhold” vote with respect to any director nominee will be counted for purposes of determining whether there is a quorum and will have the effect of a vote against the nominee.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?
     A “broker non-vote” occurs if your membership units are not registered in your name and you do not provide the record holder of your membership units (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that our membership units are not listed on any securities exchanges. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to the matter.
     Under New York Stock Exchange rules, proposal 2, the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm, is a routine item. As a result, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion. Brokers who do not receive instructions as to how to vote on our other proposals may not vote on these matters.
What is the recommendation of the board of directors on my voting my membership units?
     Our board of directors recommends a vote for the election of each of the nominees to our board of directors set forth in proposal 1, for the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm set forth in proposal 2, for the advisory vote on executive compensation set forth in proposal 3, and for one year as the frequency of member advisory vote on executive compensation set forth in proposal 4.
What if I do not specify a choice for a matter when returning a proxy
     Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your membership units for the election of each of the nominees to the board of directors set forth in proposal 1, for the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm, for the advisory vote on executive compensation set forth in proposal 3, and for one year as the frequency of member advisory vote on executive compensation set forth in proposal 4. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.
What vote is required to approve each item?
     Election of Directors. The three director nominees who receive the greatest number of votes will be elected directors; provided, that each receives an affirmative vote of a majority of the membership voting interests represented at the members’ meeting.
     Ratify the Appointment of Auditor. An affirmative vote of a majority of the membership voting interests represented at the members’ meeting will result in the matter being approved.
     Advisory Vote on Executive Compensation. An affirmative vote of a majority of the membership voting interests represented at the members’ meeting will result in the matter being approved.
     Frequency of Member Advisory Vote on Executive Compensation. The option that receives the most votes will be deemed to represent the frequency chosen by our members.
What is the effect of the Voting Agreement on the matters to be voted on?
     The voting agreement further described in this proxy statement under “Security Ownership of Certain Beneficial Owners” — “Description of Voting Agreement” requires certain persons, who hold in the aggregate approximately 58.8% of our outstanding units, to vote in favor of the election of Mr. Hwang proposed by the board of directors as described in proposal 1. Thus, unless there is a breach of the voting agreement, the election of Mr. Hwang as a director is highly likely. The voting agreement does not require the parties to the voting agreement to vote for or against, or to abstain from, any of the other proposals described in this proxy statement.

May the meeting be adjourned?
     If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting.
Who pays the expenses incurred in connection with the solicitation of proxies?
     We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, facsimile, the internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our membership units. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.
What is a member proposal?
     A member proposal is your recommendation or requirement that we or our board of directors take action, which you intend to present at a meeting of our members. Your proposal should state as clearly as possible the course of action that you believe we should follow. If your proposal is placed in our proxy statement, then we must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained below. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
What is the deadline for submitting a member proposal for the 2012 regular meeting of members?
     In order to be considered for inclusion in next year’s proxy statement, member proposals must be submitted in writing to us by October 4, 2011. Member proposals may be submitted by members holding more than 1% of the then outstanding units. We suggest that proposals for the 2012 regular meeting of members be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including requirements in our Operating Agreement.
How do I nominate a candidate for election as a director at next year’s regular meeting?
     We anticipate that three directors will stand for election at the 2012 regular meeting of members. Nominations for director seats are made by the board of directors. In addition, a member may nominate a candidate for director by following the procedures set forth in Section 5.3 of our Operating Agreement. Under our Operating Agreement, any member that intends to nominate one or more persons for election as directors at a meeting may do so only if written notice of the member’s intent to make the nomination has been given, either by personal delivery or by United States mail, postage prepaid, to Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437, not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. Your nomination must be received by January 1, 2012 for our 2012 regular meeting of members.
     We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director.
How may I obtain additional copies of the annual report?
     Our annual report for our fiscal year ended September 30, 2010, including audited financial statements, is included with this proxy statement. Our annual report as well as our most recent quarterly report on Form 10-Q are also available online at www.advancedbioenergy.com. For additional printed copies, which are available without charge, please contact us by telephone at (763) 226-2701 or by mail at Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.
Why did my household receive only one proxy statement when multiple members share this address?
     In order to reduce expenses, we delivered only one proxy statement and annual report to multiple members that share an address unless we received contrary instructions from one or more of the security holders. Upon written or oral request to Richard R. Peterson at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 or (763) 226-2701, we will promptly provide a separate copy of the proxy statement and annual report to a security holder with a shared address to which a single copy of the documents were delivered. If you wish to receive a separate copy of our proxy statements or annual reports in the future, or if you are receiving multiple copies of our proxy statements or annual reports and wish to receive a single copy in the future, please contact Richard R. Peterson as provided above.
Where is the company’s principal executive office?
     Our principal executive office is located at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.
PROPOSAL 1
ELECTION OF DIRECTORS
Directors and Director Nominees
     Our Operating Agreement provides that the board of directors shall be divided into three staggered groups, with approximately one third of our directors elected by our members for terms of three years. Our current board of directors is comprised of the following:

			Director
Name	Age	Position	Since
Group III — term expiring in 2011:
Neil S. Hwang	32	Director	2009
John E. Lovegrove	56	Chairman and Director	2005
Thomas A. Ravencroft	74	Director	2008

Group I — term expiring in 2012:
Scott A. Brittenham	52	Director	2008
Joshua M. Nelson	38	Director	2009
Bruce L. Rastetter	54	Director	2009

Group II — term expiring in 2013:
Troy L. Otte	43	Director	2005
Richard R. Peterson	45	Director	2009
Open
     On January 21, 2011, Thomas A. Ravencroft, who has been a director of the Company since 2008, announced that he was retiring from the board of directors effective as of the end of the regular meeting of members to be held on March 18, 2011. On January 21, 2011, the board of directors, upon the recommendation of the nominating committee, nominated Bryan A. Netsch for election as a Group III director for a term expiring in 2014. Mr. Netsch is 53 years old. Since Mr. Ravencroft’s term is not continuing after the regular meeting, biographical information related to Mr. Ravencroft is not provided below.
   Biographical Information for Nominee Directors
     Neil S. Hwang is currently the Chief Financial and Compliance Officer of Clean Energy Capital, LLC (“CEC”), formerly Ethanol Capital Management, LLC, the largest fund manager for ethanol investments in the United States, where he has worked since August 2009. Mr. Hwang was a senior analyst for Caliburn Partnership, an affiliate of Greenhill & Co., an independent investment bank in Australia and New Zealand from July 2008 to June 2009, and an associate for Booz Allen Hamilton (now Booz & Company), a management consulting firm, from August 2007 to June 2008. Prior to this, Mr. Hwang was a graduate student at MIT Sloan School of Management and Harvard University Kennedy School of Government, where he earned MBA and MPA degrees in 2007. Certain funds managed by CEC and certain other parties are parties to the voting agreement, which, among other things, requires the parties thereto to nominate, recommend and vote for election to the board two designees of Hawkeye Energy Holdings, LLC (“Hawkeye”), two designees of Ethanol Investment Partners, LLC (“EIP”), an affiliate of CEC, and the Chief Executive Officer of the Company. Pursuant to the voting agreement and an Agency Agreement, dated November 2, 2009, between CEC and Mr. Hwang, Mr. Hwang was appointed to the board of directors of the Company. The Agency Agreement provides that CEC has the right, at any time, to cause Mr. Hwang to resign from the Company’s board for any reason at CEC’s sole discretion. Mr. Hwang also serves on the board of directors of E Energy Adams, LLC. Mr. Hwang provides financial expertise in accounting principles, evaluating financial results, reporting processes, risk and internal controls beneficial to the audit committee and provides a solid platform for advising the board on financial and audit related items.
     John E. Lovegrove has served as chairman since October 2008, and has been a life-long farmer in Fillmore County, Nebraska. For more than the last five years, he has operated a family farm along with two brothers consisting of 8,000 acres of irrigated corn, soybeans and Pioneer Hy-Brid International seed corn. Mr. Lovegrove has served on the board from its inception and has the first hand knowledge of our business to provide valued independent oversight, guidance and strategy to advise on general decision making and serve as board chairman. His agriculture and commodity market experience serves well for his participation on the risk management committee.
     Bryan A. Netsch is the founder of the PRISM Group companies, which provides printing services for large, complex printing projects, as well as high security, high liability products such as instant win games. Mr. Netsch currently serves as the Chief Executive Officer of two of the PRISM Group companies and has served in such capacity for more than the past five years. Mr. Netsch has experience with private equity investments, including technology and alternative energy investments. Mr. Netsch holds a variety of patents for printing, packaging and ink coating products. Mr. Netsch was previously an officer of PRISM Graphics, Inc., which filed for bankruptcy in the Northern District of Texas on April 25, 2008. Mr. Netsch would provide the board with an extensive business background in finance, operations and acquisitions gained through his experience as a chief executive officer, which will enable him to offer important insight into managing the day to day operations of the Company.
     Each of the nominees named above has indicated a willingness to serve as a director.
     Our board of directors recommends that you vote for the election of each of the three nominees listed above to serve on our board of directors.
   Biographical Information for Non-nominee Directors
     Scott A. Brittenham co-founded and has served as president and chief executive officer of CEC, formerly Ethanol Capital Management, LLC, the largest fund manager for ethanol investments in the United States, since 2003. From 1999 through 2003, Mr. Brittenham served as the president and Chief Executive Officer of Fidelity Mortgage Inc. and from 1995 through 1999, Mr. Brittenham served as the president and a director of Brittenham Investment Management. On November 16, 2005, Mr. Brittenham, as President of Fidelity Mortgage Corporation, entered into a consent order with the State of Washington Department of Financial Institutions Consumer Services Division prohibiting Mr. Brittenham from participating in the conduct of the affairs of any mortgage broker licensed by the State of Washington Department of Financial Institutions or any mortgage broker exempt from such licensing requirements for a period of ten years. Certain funds managed by CEC and certain other parties are parties to the voting agreement, which, among other things, requires the parties thereto to nominate, recommend and vote for election to the board two designees of Hawkeye Energy Holdings, LLC (“Hawkeye”), two designees of Ethanol Investment Partners, LLC (“EIP”), an affiliate of CEC, and the Chief Executive Officer of the Company. Pursuant to the voting agreement, Mr. Brittenham was elected as a designee of EIP. Mr. Brittenham also serves on the boards of directors of Highwater Ethanol, LLC, a public company and East Kansas Agri-Energy, LLC. Mr. Brittenham’s deep knowledge of the ethanol industry and capital markets as well as his senior leadership positions and board experience with other ethanol companies provides the board and committees with extensive industry expertise. His experience with capital markets helps inform the board’s decision-making process with respect to fundraising efforts.
     Joshua M. Nelson is a Managing Director at Thomas H. Lee Partners, L.P., a private equity firm based in Boston, Massachusetts where he has worked since 2003. Prior to this, he worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson has been a director of Hawkeye since 2006. On December 21, 2009, Hawkeye Renewables, LLC (“Hawkeye Renewables”), a subsidiary of Hawkeye, filed for reorganization under chapter 11 of the U.S. Bankruptcy Code in Delaware. On May 25, 2010, a Joint Plan of Reorganization of Hawkeye Renewables was filed with the court, which was confirmed on June 2, 2010 and became effective on June 18, 2010, the date on which Hawkeye Renewables emerged from protection under the Bankruptcy Code with new ownership. Mr. Nelson also serves on the board of directors of InVentiv Health, Inc., and the board of managers of Hawkeye. Mr. Nelson currently serves on our board as one of the two designees of Hawkeye pursuant to the voting agreement. Mr. Nelson’s financial acumen and understanding of risk and capital skills enhanced through serving on boards and committees provide the board with unique insight and acquisition experience.
     Troy L. Otte has been involved in a family-owned farm in the Fillmore County, Nebraska area since 1990. The current operation consists of 5,000 acres of commercial corn, soybeans and Pioneer Hy-Bred International seed. In 1996, Mr. Otte cofounded Grafton Express Incorporated, a trucking company specializing in transferring bulk commodities. Mr. Otte has served on the board from its inception and has the first hand knowledge of our business. He provides the board with agriculture and commodity market experience.
     Richard R. Peterson joined our Company as vice president of accounting and finance and chief financial officer in November 2006 and was named chief executive officer of the Company in October 2008. From July 2001 until November 2006, Mr. Peterson served as the director of finance, North American Operations for Nilfisk Advance, Inc., a manufacturer of commercial and industrial cleaning equipment. Prior to joining Nilfisk Advance, Mr. Peterson served as the chief financial officer for PPT Vision, Inc., a manufacturer of 2D and 3D vision inspection equipment from April 1999 to July 2001 and the chief financial officer of Premis Corporation, a point-of-sale software development company from December 1996 to April 1999. Mr. Peterson currently serves on the board as our CEO Designee pursuant to the voting agreement. Mr. Peterson has intimate knowledge of our business operations, and understands the many challenges of running the company. We believe the CEO perspective is critical for the board to effectively oversee the affairs of the Company and administration of its strategies.
     Bruce L. Rastetter is currently the Chief Executive Officer of Hawkeye Renewables and Hawkeye, positions that he has held since 2004. From 2004 until January 14, 2011, Mr. Rastetter was also the Chief Executive Officer of Hawkeye Gold, LLC. Prior to these positions, Mr. Rastetter founded Heartland Pork Enterprises, Inc. in 1994, and was the Chief Executive Officer of that company until 2004. Mr. Rastetter also owns a diverse farming operation headquartered in northern Iowa called Summit Farms. On December 21, 2009, Hawkeye Renewables, a subsidiary of Hawkeye, filed for reorganization under chapter 11 of the U.S. Bankruptcy Code in Delaware. On May 25, 2010, a Joint Plan of Reorganization of Hawkeye Renewables was filed with the court, which was confirmed on June 2, 2010 and became effective on June 18, 2010, the date on which Hawkeye Renewables emerged from protection under the Bankruptcy Code with new ownership. Pursuant to the voting agreement, Mr. Rastetter currently serves as one of the two designees of Hawkeye. Mr. Rastetter provides the board with an extensive amount of experience in senior leadership positions in which he acquired expertise in managing operations, corporate governance, business development and exit strategies, as the Chief Executive Officer of several companies, including a company involved in ethanol marketing.
Additional Open Board Seat
Section 5.2 of the Operating Agreement provides that the number of directors of the Company shall be fixed by the members of the Company, provided, that in the event of a vacancy, our board may fill the vacancy prior to the next regular meeting of the members. Our board of directors has historically been composed of nine members, which is the maximum size allowable under the Voting Agreement. We currently have one vacancy on our Board of Directors, which will remain in place after the regular meeting of members. Our nominating committee is currently considering additional candidates to fill this open seat.
PROPOSAL 2
RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     McGladrey & Pullen LLP has been our independent registered public accounting firm since fiscal 2005. Upon recommendation from our audit committee, our board of directors selected McGladrey & Pullen LLP to serve as our independent registered public accounting firm for our fiscal year ending September 30, 2011, subject to ratification by our members. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our members. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2011.
McGladrey & Pullen LLP Attendance at Meeting
     A representative of McGladrey & Pullen LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.
Fees Billed by McGladrey & Pullen LLP
     The following table presents the aggregate fees billed for professional services by McGladrey & Pullen LLP and its affiliate, RSM McGladrey, Inc. in our fiscal years ended September 30, 2010 and 2009, for these various services:

	Fiscal 2010	Fiscal 2009
Description of Fees	Amount	Amount
Audit fees	$215,500	$249,500
Audit-related fees	17,645	10,000

Total audit and audit-related fees	233,145	259,500
Tax fees:
Tax compliance fees	67,044	60,939
Tax consultation and advice fees	21,744	9,718

Total tax fees	88,788	70,657
All other fees	—	—

Total	$321,963	$330,157

   Audit Fees
     Audit fees consist of fees billed by McGladrey & Pullen LLP for audit services related to review of our interim financial statements, RIN agreed upon procedures, audit of our fiscal year-end consolidated financial statement and separate audits of ABE Fairmont, LLC and ABE South Dakota, LLC, and for 2010 only, the audit of the Company’s 401(k) plan.
   Audit-Related Fees
     We were billed $17,645 and $10,000 during the years ended September 30, 2010 and 2009, respectively, for review of our private placement memorandums.
   Tax Compliance Fees
     We were billed $67,044 and $60,939 by RSM McGladrey, Inc., an entity associated with McGladrey & Pullen LLP, for compliance services during the years ended September 30, 2010 and 2009, respectively. Compliance services consist of planning and preparation of company tax returns and related filings.
   Tax Consultation and Advice Fees
     We were billed $21,744 and $9,718 by RSM McGladrey, Inc., an entity associated with McGladrey & Pullen LLP, for tax consultation and advice fees mostly related to review of loss allocations and related issues and other tax advice matters for fiscal 2010 and 2009, respectively.
   All Other Fees
     We were not billed any amounts by McGladrey & Pullen LLP for other products and services during fiscal 2010 or fiscal 2009.
   Pre-Approval Policies and Procedures
     In accordance with Section 10(A)(i) of the Securities Exchange Act of 1934, our audit committee approves the engagement of our independent accountants to render audit and non-audit services before those services are rendered, considering, among other things, whether the proposed engagement would impact the independence of the auditors. All of the fees reflected above were approved by the audit committee and all of the work was performed by full-time, permanent employees of McGladrey & Pullen LLP or RSM McGladrey, Inc.
     Our board of directors recommends that you vote for proposal 2 to ratify the appointment of McGladrey & Pullen LLP.
PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our members to vote to approve the compensation of our named executive officer as disclosed in this proxy statement on an advisory, non-binding basis. As described below in detail under the heading “Executive Compensation”, our compensation programs are designed to retain management, to align the interests of our management with those of our members and to reward management for outstanding business results. Please read the “Executive Compensation” section below for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officer.
     This proposal gives you, as a member, the opportunity to endorse or not endorse the compensation of our named executive officer as described in this proxy statement by voting for or against the following resolution. While our board of directors and compensation committee intends to carefully consider the member vote resulting from the proposal, which is commonly known as a “say-on-pay” proposal, the final vote will not be binding on us and is therefore, advisory in nature.
     “RESOLVED, that the members approve the compensation of the Company’s named executive officer, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation’ of this proxy statement.”
     Our board of directors recommends that you vote for proposal 3 to approve the compensation of our named executive officer, as disclosed in this proxy statement.
PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF MEMBER ADVISORY VOTES ON
EXECUTIVE COMPENSATION
     The Company is presenting the following proposal, which gives you as a member the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 3, in our proxy statement. In connection with the recently enacted Dodd-Frank Act, companies are required to provide a separate member advisory vote once every six years to determine whether a vote on a say-on-pay proposal similar to Proposal 3 should occur every year, every two years or every three years.
     Upon the recommendation of the compensation committee, our board of directors is recommending that a member advisory vote on executive compensation should occur every year. The board of directors believes that an annual advisory vote would allow our members to provide us with their direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our members on our executive compensation philosophy, policies and practices.
     The Company is asking its members to vote on whether a say-on-pay proposal should occur every year, every two years or every three years. As an advisory vote, this proposal is non-binding on the Company. If none of the options (i.e., every year, two years or three years) receives a majority vote, the board of directors will consider the option receiving the most votes to have received the advisory approval of the members.
     Our board of directors recommends that you vote to hold an advisory vote on executive compensation every YEAR.
COMPANY GOVERNANCE
Board Leadership Structure
     In the recognition of the time commitments and activities required to function effectively as both the Chairman and the Chief Executive Officer (the “CEO”) of a company with a relatively flat management structure, the Company separated the roles of Chairman of the board and CEO of the Company in 2008, and elected Mr. Lovegrove as its Chairman. Although the separation of these roles has been appropriate during this time period, the future structure of these roles depends upon the specific circumstances and dynamics of the Company’s leadership. Separation of the two offices is not mandated by the Company’s corporate governance guidelines or Operating Agreement. The separation of roles may also permit the Board to recruit senior executives into the CEO position with skills and experience that meet the board’s planning for the position who may not have extensive board experience.
     As non-executive Chairman of the board, Mr. Lovegrove serves as the primary liaison between the CEO and the independent directors and provides strategic input and counseling to the CEO. With input from other members of the Board, committee chairs and management, he develops or approves the agenda items developed by the CEO for board meetings, sets meeting schedules of the board and presides over meetings of the board and executive sessions of the independent directors. Mr. Lovegrove directs the board and CEO evaluation processes.

Board’s Role in Risk Oversight
     Management is responsible for identifying risk affecting the Company’s strategy and establishing risk controls. The board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on material risks that the Company faces and how the Company is planning on reducing risks to its strategy. In some cases, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In other cases, a Board committee is responsible for oversight of specific risk topics. The audit committee oversees issues related to internal control over financial reporting, the risk management committee oversees risks related to commodity prices and instruments, and the compensation committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create, to determine whether they present a significant risk to the Company. Based on the compensation committee’s review of the risk factors associated with our compensation programs, the compensation committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company. Presentations and other information for the board and board committees generally identify and discuss relevant risk and risk control, and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the Company.
Committees of Our Board of Directors
     Our board of directors has four standing committees: the audit committee, compensation committee, nominating committee and risk management committee.
     Audit Committee. The audit committee consists of Messrs. Brittenham, Ravencroft and Hwang. The audit committee’s function is one of oversight and, in that regard, the audit committee meets with our management and independent registered accounting firm to review and discuss our financial reporting and our controls respecting accounting. The board has determined that Messrs. Brittenham, Hwang and Ravencroft are audit committee financial experts as that term is defined in Item 407(d)(5) of Regulation S-K, and Messrs. Ravencroft and Hwang are independent as independence is defined in the rules of the NASDAQ Stock Market. In the board’s view, Mr. Brittenham is independent as defined under the Company’s audit committee charter. Our audit committee charter is available on our website at www.AdvancedBioEnergy.com.
     Compensation Committee. The compensation committee consists of Messrs. Otte, Nelson and Ravencroft. Mr. Nelson was named to the compensation committee in November 2009. The compensation committee is responsible for discharging the board’s responsibilities relating to compensation of our Company’s executive officers. Our compensation committee charter is available on our website at www.AdvancedBioEnergy.com. The compensation committee has the authority to approve and make recommendations to the board with respect to the compensation of the chief executive officer of the Company and evaluates the chief executive officer’s performance in light of his goals and objectives, as determined by the compensation committee. The compensation committee consults with the chief executive officer with respect to compensation for the Company’s other executives and the chief executive officer may be present at meetings for deliberations on non-CEO executive officer compensation, but he may not vote. The compensation committee has the authority to engage consultants, and has engaged the Stanton Group in the past. The compensation committee is not presently engaging a compensation consultant.
     Nominating Committee. The nominating committee consists of Messrs. Lovegrove, Ravencroft and Rastetter. The nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board of directors the director nominees to be considered for election by members and for election by the board of directors to fill any vacancy or newly created directorship. Our nominating committee charter is available on our website at www.AdvancedBioEnergy.com.
     Risk Management Committee. The risk management committee consists of Messrs. Brittenham, Hwang, Lovegrove, Peterson, and Rastetter from the board, and Ty Weisendanger, our director of margin management. The risk management committee’s function is to assist the board of directors in assessing and managing the risks associated with managing our processing margin and the purchase and sale of commodities required in connection with or produced as a result of our production of ethanol.
Board of Directors Meetings and Attendance
     Our board of directors held seven meetings during fiscal 2010 and acted by written consent in lieu of a meeting on six occasions. During fiscal 2010, the audit committee held six meetings, the compensation committee held two meetings, the risk management committee held seven meetings and the nominating committee held two meetings. During fiscal 2010, each director then serving attended at least 87% of the aggregate of all meetings of our board of directors and of the board committees on which the director serves.
Code of Ethics
     We have adopted a code of ethics for the guidance of our chief executive and senior financial officers. Our code of ethics is posted on our website at www.AdvancedBioEnergy.com. We intend to post on our website any amendments to, or waivers from, our code of ethics within five business days of the amendment or waiver.
Director Independence
     Our securities are not listed on a national securities exchange or in an inter-dealer quotation system that have requirements that a majority of the board of directors be independent. We have determined that four of our non-employee directors, Messrs. Brittenham, Hwang, Lovegrove and Ravencroft, are independent within the definition of independence provided by the rules of the Nasdaq Stock Market. Under Nasdaq Stock Market independence standards applicable to committees of the board of directors, Mr. Brittenham, a member of our audit committee, would not be considered an independent member of the audit committee.
Director Nominee Selection Policy
     Our nominating committee does not have a formal policy with regard to the consideration of any candidates nominated by members; however, our Operating Agreement provides for members to nominate directors for election and our nominating committee will consider any and all candidates submitted for consideration by any member. Our nominating committee does not have a formal policy with regard to diversity; however, it reviews the current composition of the Board to determine the needs of the Board which includes diversity of skills, experience, race, and national origin or gender. Any member that wishes to submit a potential candidate for consideration may do so by providing a written request for consideration, either by personal delivery or by United States mail, postage prepaid, to Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437, not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. Your request for consideration must be received by January 1, 2012 for our 2012 regular meeting of members. Each notice must set forth:
•	the name and address of record of the member who is making the recommendation;

•	a representation that the member is a holder of record of our membership units entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence address, and principal occupation of employment of each nominee;

•	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the members;

•	such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	the consent of each nominee to serve as a director if so elected; and

•	a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding units and clearly setting forth the proposed nominee as a candidate for a director’s seat to be filled at the next election of directors.
     We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility and desirability of the proposed nominee to serve as a director. Our Operating Agreement provides that if a nomination was not made in accordance with the procedures set forth in our Operating Agreement, the defective nomination can be disregarded.
Compensation Committee Interlocks and Insider Participation
     None of the members of the board who served on our compensation committee during 2010 has ever been an officer or employee of our Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of our board of directors or compensation committee.
Attendance at Member Meetings
     The directors are encouraged, but not required, to attend all meetings of our members. Four of our then serving directors attended our 2010 regular meeting of members.
Procedures for Contacting the Board of Directors
     Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to Advanced BioEnergy, LLC, Attention: Bridget Smale, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437. Bridget Smale will forward the sealed envelopes to the designated recipients.
Report of the Audit Committee
     The role of our committee is one of oversight of our Company’s management and independent registered public accounting firm with regard to our Company’s financial reporting and controls regarding accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.
     Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2010 with our Company’s management; (ii) discussed with our Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and (iv) discussed with our Company’s independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions with management and the independent registered public accounting firm referred to above, our committee recommended to the board of directors that the audited financial statements be included in our Company’s annual report on Form 10-K for fiscal 2010 and filed with the Securities and Exchange Commission.
The Audit Committee
Scott A. Brittenham
Neil S. Hwang
Thomas Ravencroft

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth, as of January 27, 2011, the ownership of units by each member whom we know to own beneficially more than 5% of the outstanding units, each director and director nominee, each named officer and all executive officers and directors as a group. At the close of business on January 27, 2011, there were 24,714,180 units issued and outstanding, each of which is entitled to one vote.
     Unless otherwise indicated by footnote or under the “Description of Voting Agreement” below, the listed beneficial owner has sole voting power and investment power with respect to such units, no director or executive officer has pledged as security any units shown as beneficially owned, and the mailing address for each person listed in the table is 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.

			Percentage of
	Amount and Nature of		Outstanding
Name of Beneficial Owner or Identity of Group	Beneficial Ownership		Units
Non-Employee Directors:
John E. Lovegrove	63,000	(1)	*
Scott A. Brittenham	4,423,499	(2)	17.9%
Neil S. Hwang	—		*
Joshua M. Nelson	—		*
Bryan A. Netsch	1,270,000	(3)	5.1%
Troy L. Otte	103,872		*
Bruce L. Rastetter	8,505,224	(4)	34.4%
Thomas A. Ravencroft	153,900	(5)	*

Named Executive Officers:
Richard R. Peterson	11,400	(6)	*

Executive officers, directors and director nominees as a group (9 persons)	14,530,895		58.8%

More than 5% Owners:
South Dakota Wheat Growers Association	1,271,452		5.1%
110 6th Avenue SE Aberdeen, SD 57402

Clean Energy Capital, LLC (f/k/a Ethanol Capital Management, LLC)	4,423,499	(2)	17.9%
5151 E. Broadway, Suite 510 Tucson, AZ 85711

Hawkeye Energy Holdings, LLC	8,505,224	(4)	34.4%
224 S. Belle Ave Ames, IA 50010

Bryan Netsch 1001 Cross Timbers Road, Suite 2090 Flower Mound, TX 75028	1,270,000	(3)	5.1%

*	Less than 1%
(1)	Includes units owned jointly with Mr. Lovegrove’s spouse.

(2)	Includes:

500,000 units directly owned by Tennessee Ethanol Partners, L.P. (“TEP”), of which CEC (f/k/a Ethanol Capital Management, LLC (“ECM”)) serves as the general partner and investment advisor and has voting and dispositive power. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interests therein. All 500,000 units are pledged as security for a loan from CEC to TEP.

2,750,000 units issued to Ethanol Investment Partners, LLC (“EIP”). Of the 2,750,000 units, the units are attributable to each LLC Member as follows: ECP Series E: 591,268 units; ECP Series H: 226,247 units; ECP Series I: 249,234 units; ECP

Series J: 109,531 units; ECP Series L: 115,072 units; ECP Series M: 78,502 units; ECP Series N: 387,946 units; ECP Series O: 258,249 units; ECP Series P: 258,016 units; ECP Series Q: 381,544 units; and ECP Series S: 94,391 units. Of the 2,750,000 units issued to EIP, 2,655, 609 units are pledged as security for a loan from CEC to the LLC Members (defined below), except Ethanol Capital Partners, L.P. Series S.

475,462 units directly owned by Ethanol Capital Partners, L.P. Series T (“ECP Series T”), of which CEC is the general partner and investment advisor to and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein.

318,420 units directly owned by Ethanol Capital Partners, L.P. Series R (“ECP Series R”), of which CEC is the general partner and investment advisor to and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein.

379,617 units directly owned by Ethanol Capital Partners, L.P. Series V (“ECP Series V”), of which CEC is the general partner and investment advisor and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein.

CEC is the sole manager of EIP. The LLC members in EIP consist of the following: Ethanol Capital Partners, L.P. Series E, Ethanol Capital Partners, L.P. Series H, Ethanol Capital Partners, L.P. Series I, Ethanol Capital Partners, L.P. Series J, Ethanol Capital Partners, L.P. Series L, Ethanol Capital Partners, L.P. Series M, Ethanol Capital Partners, L.P. Series N, Ethanol Capital Partners, L.P. Series O, Ethanol Capital Partners, L.P. Series P, Ethanol Capital Partners, L.P. Series Q and Ethanol Capital Partners, L.P. Series S (collectively, the “LLC Members”). CEC is the general partner of and investment advisor to each LLC Member and has voting and dispositive power over each LLC Member’s assets.

ECP Series E, H, I, J, L, M, N, O, P, Q and S own membership interests in EIP. The percentage ownership of each LLC Member in EIP is as follows: ECP Series E owns 21.50%; ECP Series H owns 8.23%; ECP Series I owns 9.06%; ECP Series J owns 3.98%; ECP Series L owns 4.18%; ECP Series M owns 2.86%; ECP Series N owns 14.11%; ECP Series O owns 9.39%; ECP Series P owns 9.38%; ECP Series Q owns 13.87%; and ECP Series S owns 3.43% (ownership percentages may not add to 100% due to rounding).

TEP, ECP Series T, ECP Series R and ECP Series V are distinct stand-alone entities which own their respective units in ABE directly and not through affiliated entities (as EIP beneficially owns its units).

(3)	Includes 692,000 units owned by Netsch Limited Partnership, 80,000 units owned by Lucas D. Netsch, 80,000 units owned by Marcus T. Netsch, 10,000 units owned by Newell P. Netsch Family LP, 80,000 units owned by Nicolas B. Netsch, 80,000 units owned by Thomas M. Netsch, 62,000 units owned by Marcus T. Netsch Trust, 62,000 units owned by Nicolas B. Netsch Trust, 62,000 units owned by Thomas M. Netsch Trust, and 62,000 units owned by Lucas D. Netsch Trust. Mr. Netsch disclaims beneficial ownership of the units held in the trusts, and shares voting and investment power with respect to these units.

(4)	Includes 8,505,224 units owned by Hawkeye of which Messrs. Nelson and Rastetter are on the board of managers and Mr. Rastetter is currently serving as Chief Executive Officer. These units are pledged as collateral to the holder of Hawkeye’s senior secured notes and second lien secured notes. Mr. Rastetter disclaims beneficial ownership of these units, except to the extent of his pecuniary interest therein.

(5)	Includes 153,900 units held in the name of the Thomas A. Ravencroft Declaration of Trust. Mr. Ravencroft is the creator of the Trust.

(6)	Includes 11,400 restricted units issued to R. Peterson Holdings, Inc., an affiliate of Mr. Peterson. Of these units, all have vested, other than 3,000 units which will vest on October 1, 2011.
Description of Voting Agreement
     Hawkeye, entities associated with CEC, South Dakota Wheat Growers Association and certain directors entered into a voting agreement in conjunction with the issuance and sale of our units in a private equity offering. The number of units owned by each party to the voting agreement is set forth in the table below.

     The voting agreement requires the parties thereto to (a) nominate for election to the board the following persons listed below (the “Designees”), (b) recommend to the members of the Company the Designees, and (c) vote (or act by written consent) all units beneficially owned by such party at any meeting of our members in favor of the Designees. The Designees include:
(1)	two representatives designated by Hawkeye — Joshua M. Nelson and Bruce L. Rastetter are currently designated by Hawkeye for this purpose;

(2)	two representatives designated by CEC — Scott A. Brittenham and Neil S. Hwang are currently designated by CEC for this purpose; and

(3)	the Chief Executive Officer of the Company (the “CEO Board Member”) — Richard R. Peterson is currently designated for this purpose.
     The voting agreement also requires that each party thereto not take any action that would result in the removal of any of the Designees without the consent of Hawkeye, CEC and the CEO Board Member. Each of the parties to the voting agreement granted to Hawkeye and CEC an irrevocable proxy coupled with an interest to vote such party’s units in accordance with the terms of the voting agreement.
     For purposes of Section 13(d) of the Securities Exchange Act of 1934, a total of 14,532,347 units may be deemed to be beneficially owned by virtue of the voting agreement, representing approximately 58.8% of our outstanding units. The number of such units held by each party to the voting agreement is as follows:

Name	Units Owned (#)
John E. Lovegrove	63,000
Ethanol Investment Partners, LLC	2,750,000	(1)
Tennessee Ethanol Partners, L.P.	500,000	(1)
Ethanol Capital Partners L.P., Series T	475,462	(1)
Ethanol Capital Partners L.P., Series R	318,420	(1)
Ethanol Capital Partners L.P., Series V	379,617	(1)
Thomas A. Ravencroft	153,900
Troy L. Otte	103,872
Richard R. Peterson	11,400
South Dakota Wheat Growers Association	1,271,452
Hawkeye Energy Holdings, LLC	8,505,224	(2)

Total	14,532,347

(1)	Scott A. Brittenham serves as the Managing Member, President & Chief Executive Officer and Neil S. Hwang serves as the Chief Financial and Compliance Officer of CEC, which is the sole manager of EIP and an affiliate of TEP, Ethanol Capital Partners, L.P. Series T, R and V.

(2)	Bruce L. Rastetter serves as the Chief Executive Officer of Hawkeye. Joshua M. Nelson is a member of the board of directors of Hawkeye.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     This section discusses the principal elements of compensation paid to our named executive officers and the compensation philosophy and objectives of our compensation program. Because Richard R. Peterson was our only named executive officer for the fiscal year ended September 30, 2010 and he is currently our only named executive officer, the following discussion focuses on compensation for Mr. Peterson.
     Our compensation committee is responsible for discharging the board’s responsibilities relating to compensation of the Company’s executives, including the named executive officers. Our compensation committee has the authority to retain compensation consultants to assist it in the evaluation of compensation. In the past, our compensation committee has retained the Stanton Group to provide recommendations regarding the compensation of our executives. In particular, the Stanton Group has provided the compensation committee with certain benchmarking information and provided modeling information for short and long-term incentive plans. Our compensation committee also has the responsibility for monitoring adherence with our compensation philosophy further described below and ensuring that the total compensation paid to our executive officers is transparent, fair, reasonable and competitive. Our compensation committee has authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate.
     In 2010 and 2011, decisions regarding the compensation of Mr. Peterson were made by our board upon the recommendation of our compensation committee.
Compensation Philosophy and Objectives
     Our compensation philosophy embodies the following principles:
•	the compensation program should retain management to foster continuity in our operations;

•	the compensation program should align the interests of our management with those of our members; and

•	the compensation program should reward management for outstanding business results.
     In structuring a compensation program that will implement these principles, we have developed the following objectives for our executive compensation program:
•	overall compensation levels must be sufficiently competitive to retain executives; and

•	a portion of total compensation should be contingent on, and variable with, achievement of personal and company performance goals.
Compensation Elements
     For 2010, the principal components of our compensation for our named executive officer included:
•	base salary;

•	cash bonuses;

•	equity compensation; and

•	perquisites and other personal benefits.
     We expect that the principal components of compensation for Mr. Peterson and any other named executive officer who may be hired in 2011 will be comprised of the same principal components. These components have typically been included in the employment agreements for any named executive officer, as well as in company policies. In addition to employment agreements, we have also entered into certain restricted unit agreements and change of control agreements, which are further described below. Mr. Peterson has an employment agreement, a change of control agreement, and a restricted unit agreement with his affiliate, R. Peterson Holdings, Inc.
Base Salary
     Base salary is targeted to provide named executive officers with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions in light of salary norms in our industry and the general marketplace. Traditionally, base salary for our named executive officers has been included in employment agreements and Mr. Peterson’s employment agreement includes a base salary of $275,000. In the past, the amounts of base salary contained in our employment agreements were determined for each executive based on position and responsibility by using market data obtained by the Stanton Group. Our compensation committee targeted salaries for our named executive officer at the lower end of the median range for comparable companies. While it has been difficult for the compensation committee to gather information for comparable companies on an on-going basis, the compensation committee periodically reviews base compensation in connection with execution and renegotiation of employment agreements with executives to ensure that a competitive position is maintained.

Cash Bonuses
     The compensation committee has used, and expects to continue to use, cash bonuses to focus our management on achieving key company financial objectives, to motivate certain desired individual behaviors and goals and to reward substantial achievement of these company financial objectives and individual behaviors and goals.
     The compensation committee believes that as a growth company, we should reward achievement of both personal performance objectives and company financial objectives, such as gallons of ethanol produced and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The employment agreements with our named executive officers have traditionally included a provision that makes the executives eligible for an annual bonus in an amount up to 25% of the executive’s base salary during a fiscal year, based upon criteria established by the board or any committee of the board. In addition, certain other company employees also participate in the company’s corporate bonus plan. For fiscal year 2010, the compensation committee used a formula for its corporate bonus plan based on the following three criteria: (1) EBITDA targets per gallon of ethanol sold (25%), (2) gallons of ethanol produced (25%) and (3) personal performance objectives (50%). For fiscal year 2011, the compensation committee used a formula for its company bonus plan based on the following three criteria: (1) EBITDA targets per gallon of ethanol sold (50%), (2) yield (30%), and (3) gallons of ethanol produced (20%).
     For 2010, the EBITDA financial target was calculated on a consolidated plant basis for the Company’s facility in Nebraska and corporate office operations and measured by EBITDA per gallon of ethanol sold. In order to receive a minimum payout based on EBITDA, EBITDA had to be equal to or greater than $.16 per gallon and to receive a maximum payout, EBITDA had to be equal to or greater than $.22 per gallon. The payout was increased by 8% increments for every $.01 improvement in EBITDA per gallon for results between the minimum and maximum. In order to receive a minimum payout based on gallons of 200 proof ethanol produced, gallons of ethanol produced at the Nebraska plant had to be greater than 95.3 million gallons and to receive a maximum payout, 200 proof ethanol production had to be at least 110 million gallons. The targets for 200 proof ethanol production were subject to adjustments for planned production slowdowns or planned plant shutdowns due to economic reasons or any act of God causing a disruption in production (but not repairs, maintenance, warranty issues or other similar occurrences). The payout based on ethanol production was calculated on a pro-rata basis for performance between the minimum and the maximum. For 2010, the personal performance objectives included three or four goals or expectations, approved by the compensation committee in the case of our named executive officer, and by the Company’s chief executive officer in the case of other employees. In the event the Company exceeded the 100% payout level of the plan for either gallons of ethanol produced or EBITDA there was an accelerator payout of up to 125% on each of the respective criteria. For 200 proof production, the 125% accelerator payout was achieved at 114.3 million gallons, and the 125% accelerator payout on EBITDA was achieved at $0.25 per gallon. The Company provided for a pro-rated payout for results above the 100% maximum payout level up to the 125% maximum accelerator payout level. For fiscal 2010, the Company exceeded the 100% payout level on both production gallons and EBITDA. In 2010, Mr. Peterson received cash bonuses based on this formula in the amount detailed in the Summary Compensation Table below.
     For 2011, the compensation committee modified the financial targets to reflect the ethanol industry’s continued capacity surplus and the narrow margins in the ethanol industry created by commodity movements. In order to receive a minimum payout based on EBITDA in 2011, EBITDA has to be equal to or greater than $.12 per gallon and to receive a maximum payout, EBITDA has to be equal to or greater than $.21 per gallon. The payout based on EBITDA will be calculated on a pro-rata basis for performance between the minimum and the maximum. In order to receive a minimum payout based on 200 proof ethanol yield per bushel in 2011, yield has to be equal to or greater than 2.67 gallons per bushel and to receive a maximum payout, yield has to be equal to or greater than 2.74 gallons per bushel. The payout based on yield will be calculated on a pro-rata basis for performance between the minimum and the maximum. In order to receive a minimum payout based on ethanol production, gallons of 200 proof ethanol produced at the Company’s facilities in Nebraska and South Dakota has to be equal to or greater than 177 million gallons and to receive a maximum payout, gallons of 200 proof ethanol produced has to be 198 million gallons. The targets for gallons produced are also subject to certain adjustments as described above. The payout based on ethanol production will be calculated on a pro-rata basis for performance between the minimum and the maximum. In 2011, Mr. Peterson as well as certain other employees will be eligible for a cash bonus.
Equity Compensation
     From time to time, the board of directors, upon the recommendation of the compensation committee, has granted our named executive officers equity awards that vest over time through restricted unit agreements. Like the strategic bonuses described above, the compensation committee believes that such equity awards encourage our named executive officers to increase their ownership stake in the Company and focus on the long-term performance of the Company. These restricted unit awards have included put rights, which provide the named executive officer the right to sell back up to 40% of the vested units to our Company at the then-current fair market value of the membership units to cover the related tax requirements of the individual officers. The compensation committee believes that such put provisions are appropriate since sale of our units is highly restricted under our Company’s Operating Agreement. On

July 31, 2007, R. Peterson Holdings, Inc., an affiliate of Mr. Peterson, was awarded 15,000 units pursuant to a restricted unit agreement. This award vests in equal yearly installments over a period of five years. Certain former officers also received grants of restricted units but any restricted units held that had not vested upon their termination of employment were forfeited.
     We have also entered into a change of control agreement with Mr. Peterson which provides the right to receive units of the Company upon his termination without cause after a change of control. The compensation committee believes that such an agreement is appropriate in the event of such a transaction given the need for the Company’s chief executive officer to be focused on the operations of the Company arising from a change of control if it is in the best interests of our members. Additional information about potential payouts to Mr. Peterson under this agreement is provided under the heading “Payments upon Resignation, Retirement or Other Termination” below.
Perquisites and Other Personal Benefits
     We have traditionally provided named executive officers with perquisites and other personal benefits that the compensation committee believes are reasonable and consistent with our overall compensation program. We believe that such perquisites better enable us to attract and retain superior employees for key positions and are consistent with the Company’s employment agreements. The compensation committee believes that the benefits provided to Mr. Peterson, which primarily consists of the use of a company-owned vehicle, including all costs incurred in the use of the vehicle, are consistent with market practices and necessary for him to effectively serve as the chief executive officer of the Company.
Accounting and Tax Treatment
     We account for equity compensation paid to our employees under generally accepted accounting principles which require us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is earned. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them.
     The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We currently intend that all cash compensation paid will be tax deductible.
Compensation Committee Report
     The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement for the 2011 Regular Meeting of Members.
Respectfully submitted,
Compensation Committee
TROY L. OTTE
JOSHUA M. NELSON
THOMAS A. RAVENCROFT
Summary Compensation Table
     The following table shows, for our Chief Executive Officer, President and Chief Financial Officer, referred to as our named executive officer, information concerning compensation earned for services in all capacities for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008:

				Non-Equity	All Other
Name and Principal			Bonus	Incentive Plan	Compensation
Position	Year	Salary ($)	($)(2)	Compensation ($)(3)	($)		Total ($)
Richard R. Peterson	2010	275,000	—	75,116	17,201	(1)	367,317
Chief Executive Officer,	2009	272,334	35,547	64,453	34,076	(1)	406,410
President and Chief Financial Officer	2008	200,000	—	31,750	23,308	(1)	255,058

(1)	The 2010 amounts consist of $4,951 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $12,250 in company contributions to the 401(k) plan. The 2009 amounts consist of $20,063 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $14,013 in company contributions to the 401(k) plan. The 2008 amounts consist of $11,943 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $11,365 in company contributions to the 401(k) plan. Mr. Peterson was Vice President of Accounting and Finance and Chief Financial Officer for fiscal years 2007 and 2008.

(2)	Amounts consist of bonuses earned under employment agreements and other discretionary bonuses separately approved by the board of directors.

(3)	Amounts consist of bonuses earned under the corporate bonus plan.
Grants of Plan-Based Awards in 2010
     The following table sets forth each grant of an award made to a named executive officer during the year ended September 30, 2010.

		Estimated Future Payouts Under Non-Equity
		Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Richard R. Peterson	January 25, 2010	8,594	51,563	77,344

(1)	The actual payouts received are reflected in the “non-equity incentive plan compensation” column of the Summary Compensation Table for 2010. The payments of the non-equity incentive plan compensation for 2010 were made in December 2010.

(2)	The 2010 corporate bonus plan was comprised of Company financial targets (50%) and personal performance objectives (50%). The threshold payouts were based on meeting one of four personal performance objectives, representing 25% of the possible 50% payout for personal performance objectives, and not meeting the company financial targets.

(3)	The target payouts were based on the Company meeting the minimum EBITDA target of $.16 per gallon of ethanol (resulting in 50% of the possible 25% payout for EBITDA), producing 100.0 million gallons of 200 proof ethanol (resulting in 50% of the possible 25% payout for ethanol production) and meeting personal performance objectives. This reflects the amount payable if specified performance targets are met.

(4)	The maximum accelerator payouts are described in the description of the bonus plan in the Compensation Discussion and Analysis above.
Employment Agreement with Named Executive Officer
     On December 11, 2007, we entered into an amended and restated employment agreement with Mr. Peterson. The agreement calls for Mr. Peterson to receive (i) an annual base salary of $200,000; (ii) the right to participate in all employee benefit plans and programs of our Company; (iii) use of an automobile while employed by our Company; (iv) three weeks annually of paid vacation time off in accordance with our normal policies; (v) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; and (vi) an annual cash performance bonus of up to 25% of his base salary based on achievement of certain criteria established by our compensation committee. The agreement was amended in December 2008 to among other things give Mr. Peterson a $75,000 increase in annual salary retroactive to October 16, 2008.
     Mr. Peterson has agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our Company; (c) he will not engage in competition with our Company; (d) he will not attempt to hire an employee of our Company during his employ or during a 24-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, the Company in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.
     If Mr. Peterson’s employment is terminated by our Company without “cause” or by Mr. Peterson for “good reason,” Mr. Peterson shall receive certain severance payments and benefits, including (a) an amount equal to 52 weeks of Mr. Peterson’s weekly base salary at the time of termination of employment, paid in installments in accordance with our regular payroll practices; (b) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Peterson during the fiscal year in which the termination occurs; and (c) health, dental, disability and life insurance benefits for Mr. Peterson and his dependents for a 12-month period, to the extent that such benefits were in effect at termination, unless Mr. Peterson obtains such coverage through any other employer. In addition, if Mr. Peterson’s employment terminates for the reasons described above in connection with or within two years after a change in control, he will receive an additional 52 weeks of base salary. Mr. Peterson has agreed that the existence of the voting agreement or the exercise of rights thereunder does not constitute a change of control. Upon termination, Mr. Peterson shall promptly deliver to us any and all company records and property in his possession or under his control. Additional information about Mr. Peterson’s employment agreement, including the definitions of “cause” and “good reason”, is provided under the heading “Payments upon Resignation, Retirement or Other Termination” below.
     We have also entered into a change of control agreement with Mr. Peterson which provides the right to receive units of the Company upon his termination without cause after a change of control. Additional information about potential payouts to Mr. Peterson under the change in control agreement is provided under the heading “Payments upon Resignation, Retirement or Other Termination” below.

Outstanding Equity Awards at 2010 Fiscal Year-End
     The following table sets forth certain information concerning equity awards outstanding to the named executive officer at September 30, 2010.

Unit Awards
	Number of	Market Value of
	Units That have	Units That have
	not Vested	not Vested
Name	(#)	($)(1)
Richard R. Peterson	6,000 (2)	9,000

(1)	Amount shown is based on a unit price of $1.50, which was the estimated market value of the units at the end of fiscal 2010. These unit awards reflect grants to R. Peterson Holdings, Inc., an affiliate of Mr. Peterson, of 15,000 restricted units that vest in equal installments over five years by the board of directors on July 31, 2007. Vesting of the awards to R. Peterson Holdings, Inc. will be accelerated if Mr. Peterson’s employment is terminated due to death or disability or after a change in control. These awards contain put rights, which provide the right to sell back up to 40% of the vested membership units to our Company at the then-current fair market value of the membership units to cover the related tax requirements of the individual officers. In December 2008, Mr. Peterson exercised put rights for the sale of 1,200 units at $2.55 per unit. In October 2009, Mr. Peterson exercised put rights for the sale of 1,200 units at $1.50 per unit.

(2)	3,000 of these units vested on October 1, 2010 (after the fiscal year) and 3,000 of these units will vest on October 1, 2011.
2010 Units Vested
     The following table sets forth certain information concerning units that have vested during the fiscal year ended September 30, 2010.

	Unit Awards
	Number of Units Acquired	Value Realized on
Name	on Vesting (#)	Vesting ($)(1)
Richard R. Peterson	3,000	4,500

(1)	Amount shown is based on a unit price of $1.50, which was the estimated market value of the units at the time that the units vested.
Payments Upon Resignation, Retirement or Other Termination
     Mr. Peterson’s employment agreement provides for severance payments in certain circumstances, as described above under the caption “Employment Agreement.” As described above, the vesting of restricted unit awards to Mr. Peterson’s affiliate, R. Peterson Holdings, Inc., will accelerate if his employment is terminated due to death or disability. Our employees, including Mr. Peterson, may participate in a tax-qualified 401(k) retirement plan. Under that plan, an employee may contribute up to the annual federal limitation. The Company matches an employee’s contributions to the plan up to 5% of an employee’s annual compensation. The employee’s contributions and the Company’s match vest immediately.
     On July 31, 2007, the board, upon the recommendation of the compensation committee, granted Mr. Peterson the right to receive units of the Company on the terms and conditions included in the form of Change in Control Agreement approved by the compensation committee. The board granted Mr. Peterson the right to receive 14,000 units if his employment with the Company or its successor is terminated by the Company or its successor without cause within the earlier of (i) the date the Company signs a definitive agreement governing the change in control, or (ii) 60 days prior to or within two years after a change in control of the Company.
     If Mr. Peterson’s employment is terminated by the Company without cause or by him for good reason in connection with or after a change in control, Mr. Peterson will receive enhanced severance benefits. The restricted unit awards to Mr. Peterson will vest in full upon the occurrence of a change in control.
     For purposes of these agreements, a change in control is generally defined as (1) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of our then-outstanding membership units, (2) certain changes in the composition of our board, (3) consummation of a reorganization, merger, consolidation or statutory exchange of our membership units, (4) consummation of a sale or other disposition of all or a substantial portion of our assets or (5) approval by our unit holders of a complete liquidation or dissolution of the Company. Each of these transactions is subject to certain exceptions, including if a change of control transaction is caused by a group, acting in concert, that includes Mr. Peterson.
     For purposes of these agreements, “cause” is generally defined to include (1) acts of dishonesty intended to result in personal gain or enrichment at the expense of the Company or its affiliates, (2) unlawful conduct or gross misconduct that is publically detrimental to the reputation or goodwill of the Company, (3) conviction for, or entry of a no contest or nolo contender plea to, a felony, (4) willful and deliberate breach of fiduciary obligations, (5) persistent failure to perform material duties or to meet reasonable performance objectives, or (6) a material breach of the applicable agreement by the individual.
     For purposes of these agreements, “Good reason” is generally defined to include (a) material breach of the applicable agreement by the Company, (b) a material reduction in the individual’s duties, responsibilities or authority, (c) failure to pay or reduction in base salary or bonus, (d) a material reduction in the duties, responsibilities, or authority of the person to whom the individual reports, (e) a failure by the Company to assign or a successor to assume and be bound by the applicable agreement, and (f) requiring the individual to be based more than 50 miles from Minneapolis, Minnesota.
     The following table discloses the potential payments and benefits provided upon termination of employment without cause or after a change of control for Mr. Peterson, our only named executive officer who was currently serving at the end of the last fiscal year calculated as if the termination of his employment had occurred on September 30, 2010:

Following Change in Control
	Involuntary	Involuntary (Not for
	(Not for Cause)	Cause) or Good
	Termination	Reason Termination	Value
Name	Salary and Bonus ($)	Salary and Bonus ($)	of Units ($)	Benefits ($)
Richard R. Peterson(1)	326,563	653,125	21,000	$13,897

(1)	Includes one year annual salary and one year target bonus of $51,563; includes two years annual salary and target bonuses plus 14,000 units issuable upon a change in control event at $1.50 per unit. Includes one year of medical dental and life insurance premiums for Mr. Peterson and his beneficiaries. Payments and benefits provided upon a change in control or termination of employment would be based on his current annual salary and target bonus.
Director Compensation
     In connection with their service on our board of directors, for fiscal 2010 each of our non-employee directors is entitled to receive a $10,000 annual retainer, an additional $1,000 for serving as a member of the audit and compensation committees (with the chairman of each such committee receiving an additional $500 for serving as chairman of the committees) and an additional $1,500 for serving as a member of the risk management committee (with the chairman receiving an additional $500). In addition, each of our non-employee directors also receive an additional $500 for serving as a member of the nominating committee. All directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.
     The following table shows director compensation earned for each of our non-employee directors during the fiscal year ended September 30, 2010. Our directors have not yet been paid for these fees.

	Fees Earned or	Unit	All Other
Name	Paid in Cash ($)	Awards ($)	Compensation ($)	Total ($)
Scott A. Brittenham	13,500	—	—	13,500
Neil S. Hwang	10,100	—	—	10,100
John E. Lovegrove	10,750	—	—	10,750
Joshua M. Nelson	11,000	—	—	11,000
Troy L. Otte	12,000	—	—	12,000
Bruce L. Rastetter	11,500	—	—	11,500
Thomas Ravencroft	12,500	—	—	12,500
Keith E. Spohn (1)	6,667	—	—	6,667

(1)	Resigned effective May 11, 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Promoters and Related Persons
     The term “related person” as defined in Item 404(a) of Regulation S-K refers to our directors, executive officers, holders of more than 5% of our outstanding membership units and the immediate family members of any of those persons.
Related Party Transaction Approval Policy
     While we have no written related party transaction policy, we require that all future transactions with related persons will be no less favorable to us than those generally available from unaffiliated third parties. All future related party transactions, other than grain purchases, will be approved by a majority of the disinterested directors. In addition to compensatory transactions described under “Executive Compensation,” we have engaged in the following transactions with our related persons:
Purchase of Units from Executive Officers
     In October 2009, R. Peterson Holdings, Inc., an affiliate of Mr. Peterson, exercised put rights for the sale of 1,200 units at $1.50 per unit. This purchase was approved by our board of directors. We purchased these membership units in order to provide Mr. Peterson, through his affiliated entity, with sufficient cash to pay taxes due upon the vesting of the illiquid membership units granted.
Investment by Hawkeye Energy Holdings, LLC, Ethanol Capital Partners, L.P. Series T, R and V and Certain Directors
     On October 5, 2009, the Company completed a private offering in which it raised $7.4 million in net proceeds from the issuance of 5,164,218 units at a price of $1.50 per unit. In connection with the private offering, the Company issued 3,333,333 units to Hawkeye, 462,412 units to Ethanol Capital Partners, L.P. Series T (“ECP Series T”), 270,982 units to Ethanol Capital Partners, L.P. Series R (“ECP Series R”) 35,000 units to Mr. Otte, 20,000 units to Mr. Spohn, 35,000 units to Mr. Ravencroft and 20,000 units to Mr. Lovegrove. On October 22, 2009, ECP Series T purchased an additional 13,050 units and ECP Series R purchased an additional 47,438 units at a price of $1.50 per unit.
     In June 2010, the Company completed a private offering in which it raised $10.4 million in net proceeds from the issuance of 6,900,000 units at a price of $1.50 per unit. In connection with the private offering, the Company issued 5,171,891 units to Hawkeye, 379,617 units to Ethanol Capital Partners, L.P. Series V (“ECP Series V”), 34,372 units to Mr. Otte and 100,000 units to Mr. Ravencroft.
Subscription Agreement and Side Letter
     In connection with the purchase of units by Hawkeye, the Company entered into a Subscription Agreement and Side Letter which required among other things, that (1) the Company appoint two nominees of Hawkeye to our board of directors, (2) our directors and certain other unitholders enter into the voting agreement as further described under “Security Ownership of Certain Beneficial Owners” — “Description of Voting Agreement,” (3) the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Hawkeye, and (4) ABE Fairmont, LLC (“ABE Fairmont”) and ABE South Dakota, LLC (“ABE South Dakota”) enter into Exclusive Ethanol Marketing Agreements (the “Ethanol Agreements”) and the Aberdeen plant owned by ABE South Dakota entered into an exclusive Distillers Grains Marketing Agreement with Hawkeye Gold, LLC (“Hawkeye Gold”). Also pursuant to the Subscription Agreement and Side Letter, we have agreed to provide Hawkeye with the right, in connection with the issuance of additional units by the Company, to purchase such number of additional units (at the same price and terms as any such issuance by the Company) sufficient to permit Hawkeye to maintain its pro rata ownership interest in the Company.
Board Representation and Voting Agreement
     The voting agreement, among other things, requires the parties to (a) nominate for election to the board two designees of Hawkeye, two designees of EIP and the Chief Executive Officer of the Company, (b) recommend to the members the election of each of the designees, (c) vote (or act by written consent) all units (or other voting equity securities) of the Company they beneficially own, hold of record or otherwise control at any time, in person or by proxy, to elect each of the designees to the board, (d) not take any action that would result in (and take any action necessary to prevent) the removal of any of the designees from the board or the increase in the size of the board to more than nine members without the consent of the Hawkeye, EIP and Chief Executive Officer directors, and (e) not grant a proxy with respect to any units that is inconsistent with the parties’ obligations under the voting agreement. The Company has granted Hawkeye board observation rights under the voting agreement. At the date hereof, the parties to the voting agreement hold in the aggregate approximately 58.8% of the outstanding units of the Company. Messrs. Nelson and Rastetter are designees of Hawkeye and Messrs. Brittenham and Hwang are designees of EIP.
Registration Rights Agreement
     The Company has also executed the Registration Rights Agreement, which grants Hawkeye two demand registration rights and unlimited piggyback registration rights under certain circumstances. In addition, the Registration Rights Agreement requires us to obtain Hawkeye’s consent prior to agreeing to register with the Securities and Exchange Commission any units held by other members (other than members already having such rights), and to obtain Hawkeye’s consent before amending the registration rights agreement with EIP or the investor rights agreement with South Dakota Wheat Growers Association in a manner adverse to Hawkeye.
Marketing Agreements
     The Company has entered into Ethanol Agreements with Hawkeye Gold to sell substantially all of its ethanol. Prior to Hawkeye’s sale of its interest in Hawkeye Gold in January 2011, Hawkeye Gold was an affiliate of Hawkeye, a 34% owner of the Company’s outstanding membership units. ABE Fairmont executed an Ethanol Agreement dated as of August 28, 2009 with Hawkeye Gold, which became effective on January 1, 2010. ABE South Dakota executed Ethanol Agreements dated as of April 7, 2010 with Hawkeye Gold, which became effective on October 1, 2010. The Ethanol Agreements require, among other things, (1) Hawkeye Gold must use commercially reasonable efforts to submit purchase orders for, and ABE Fairmont and ABE South Dakota must sell, substantially all of the denatured fuel grade ethanol produced by ABE Fairmont and ABE South Dakota, (2) a purchase and sale of ethanol under the Ethanol Agreements must be in the form of either a direct fixed price purchase order, a direct index price purchase order, a terminal storage purchase order, a transportation swap or similar transaction that is mutually acceptable to the parties, (3) ABE Fairmont or ABE South Dakota will pay any replacement or other costs incurred by Hawkeye Gold as a result of any failure to deliver by ABE Fairmont or ABE South Dakota, respectively, and (4) with certain exceptions, ABE Fairmont and ABE South Dakota will sell substantially all of the ethanol they produce to Hawkeye Gold. The initial term of the Ethanol Agreement with ABE Fairmont is for two years and provides for automatic renewal for successive 18 month terms unless either party provides written notice of nonrenewal at least 180 days prior to the end of any term. The initial terms of the Ethanol Agreements with ABE South Dakota are for three years and provide for automatic renewal for successive one-year terms unless either party provides written notice of non-renewal at least 180 days prior to the end of any term.
     ABE South Dakota and Hawkeye Gold executed a Distillers Grains Marketing Agreement, dated April 7, 2010, for distillers grains produced at the Aberdeen plants, which became effective on October 1, 2010. The agreement provides that ABE South Dakota agrees to sell and Hawkeye Gold agrees to purchase substantially all of the dried distillers grains, wet distillers grains (including modified wet distiller’s grains) and corn syrup produced at the Aberdeen, South Dakota plants. The initial term of the agreement is for three years and provides for automatic renewal for successive 12 month terms unless either party provides written notice of nonrenewal at least 90 days prior to the end of any term.
     Sales to Hawkeye Gold during the year ended September 30, 2010 and receivable balance at September 30, 2010 were:

Net sales	$146,180,000
Receivable balance	8,406,000
Grain Purchases from South Dakota Wheat Growers Association
     During fiscal 2010, ABE South Dakota purchased $101.8 million of corn from SDWG pursuant to a grain origination agreement. SDWG owns 5.1% of ABE’s outstanding units.
Grain Purchases from Directors
     From October 1, 2009 to September 30, 2010, we made payments for corn for the operation of our Nebraska plant to two of our directors and entities associated with our directors, as summarized in the table below:

Director	Grain Purchases($)
John E. Lovegrove	56,294	(1)
Troy L. Otte	250,194	(2)

(1)	Includes purchases made from corporations owned in part by Mr. Lovegrove.

(2)	Includes $250,194 in purchases from a corporation in which Mr. Otte has 50% ownership interest, and a limited liability company in which he has an indirect ownership interest.
     All purchases were made at prevailing market prices. We expect that purchases will continue on market terms in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act requires our directors, officers and 10% or greater unitholders to file initial reports of unit ownership and reports of changes in unit ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for fiscal 2010 except that Thomas Ravencroft failed to timely file a Form 4 reporting his ownership change upon acquiring units of the Company, John Lovegrove failed to timely file a Form 4 reporting his ownership change upon acquiring units of the Company, Troy Otte failed to timely file a Form 4 reporting his ownership change upon acquiring units of the Company, Keith Spohn failed to timely file a Form 4 reporting his ownership change upon acquiring units of the Company, and Richard Peterson failed to file a Form 4 reporting his disposition of units of the Company in connection with exercise of put rights in October 2009.
ADDITIONAL INFORMATION
     As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of members, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the membership units represented by these proxies.

By Order of the Board of Directors,
/s/ John E. Lovegrove
John E. Lovegrove
Chairman of the Board

January 28, 2011

ADVANCED BIOENERGY, LLC
REGULAR MEETING OF MEMBERS
9:00 a.m., Central Time
8000 Norman Center Drive
Bloomington, MN 55437
Important Notice Regarding the Availability of Proxy Materials for the Regular
Meeting of Members to be Held on Friday, March 18, 2011.
The Proxy Statement is available at: www.advancedbioenergy.com/proxy
     The following proxy materials and information are available for your review from mailing date to meeting date at www.advancedbioenergy.com/proxy.
•	the Company’s Notice of Regular Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010;

•	the form of Proxy Card; and

•	directions to the Annual Meeting.

ADVANCED BIOENERGY, LLC PROXY CARD FOR 2011 REGULAR MEETING OF MEMBERS March 18, 2011 9:00 a.m. (Central Time) 8000 Norman Center Drive Bloomington, MN 55437 Advanced Bioenergy, LLC 8000 Norman Center Drive, Suite 610 Bloomington, MN 55437 proxy Solicited on Behalf of the Board of Directors of Advanced BioEnergy, LLC The undersigned holder(s) of membership units of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), hereby appoint(s) each of Richard R. Peterson and John E. Lovegrove, proxy of the undersigned, with power of substitution, to vote all of the membership units that the undersigned are entitled to vote at the Company’s regular meeting of members to be held at our Company’s offices at 8000 Norman Center Drive, Bloomington, MN 55437, on March 18, 2011, 9:00 a.m. central time, and at any adjournment thereof, as follows: See reverse for voting instructions.

ADDRESS BLOCK ? Please detach here ? Instructions: To withhold authority to vote for any individual nominee, strike a line through the individual’s name below. 1. Election of Directors 01 Neil S. Hwang 02 Bryan A. Netsch 03 Troy L. Otte ? FOR all nominees listed (except if any name is lined out) WITHHOLD AUTHORITY to vote for all nominees listed 2. Approval of the proposal to ratify the selection of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011. For Against Abstain 3. Cast a non-binding advisory vote on executive compensation. For Against Abstain 4. Cast a non-binding advisory vote regarding the frequency of non-binding shareholder advisory votes on executive compensation 1 Year 2 Year 3 Year Abstain 5. In their discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. GRANT AUTHORITY to vote WITHHOLD AUTHORITY to vote A vote FOR the nominees in proposal 1, FOR proposal 2, FOR proposal 3 and granting the proxy authority to vote is recommended by the Company’s board of directors. The Company’s board of directors recommends that you vote 1 year on proposal 4. When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted FOR the nominees in proposal 1, FOR proposal 2, FOR proposal 3, FOR 1 year on proposal 4 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting. Date Signature (s) in Box Please date and sign exactly as name(s) appear(s) on your membership unit certificate(s). If membership units are held jointly, each owner should sign this proxy. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the member is a corporation or other business entity, the proxy should indicate the full legal name of the corporation or entity, and be signed by a duly authorized officer (indicating his or her position). ANNUAL MEETING RSVP Yes. I/We plan to attend the March 18, 2011 Annual Member meeting at 8000 Norman Center Drive, Bloomington, MN 55437. No, I/We will not be able to attend the meeting. fb.us.6065552.07